UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (RULE 14a-101)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

LIPOSCIENCE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

LABCORP’S ACQUISITION OF LIPOSCIENCE CLEARS ANTITRUST APPROVAL

RALEIGH, NC, October 15, 2014 — LipoScience, Inc. (Nasdaq: LPDX) today announced that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the acquisition of LipoScience by Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH).

Early termination of the waiting period satisfies one of the conditions necessary to consummate the pending acquisition. The transaction remains subject to other customary closing conditions set forth in the Agreement and Plan of Merger, dated September 24, 2014, between LabCorp, LipoScience and Bear Acquisition Corp., including approval by LipoScience’s stockholders. Assuming approval or waiver of all closing conditions, the transaction is expected to close in the fourth quarter of 2014.

About LipoScience

LipoScience, Inc. is focused on developing diagnostic tests based on nuclear magnetic resonance (NMR) technology to improve the quality of patient care in cardiovascular, metabolic and other diseases. The NMR LipoProfile® test, LipoScience's first proprietary test, is an FDA-cleared blood test that directly quantifies LDL particle number (LDL-P) and provides physicians and their patients with actionable information to personalize management of heart disease. For further information on LipoScience, please visit www.liposcience.com.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc., Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

Additional Information about the Acquisition

This communication may be deemed to be a solicitation of proxies in respect of the proposed acquisition of LipoScience by LabCorp described in the preliminary proxy statement on Schedule 14A filed by LipoScience on October 8, 2014. In connection with the proposed acquisition, LipoScience intends to file a definitive proxy statement (when available) and other relevant materials with the U.S. Securities and Exchange Commission (SEC). Investors and stockholders of LipoScience are urged to read the proxy statement and other relevant materials filed with the SEC, including LipoScience’s preliminary proxy statement on Schedule 14A filed by LipoScience on October 8, 2014 and, when available, LipoScience’s definitive proxy statement, because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to LipoScience stockholders. Investors and stockholders may obtain a free copy of the preliminary proxy statement, the definitive proxy statement (when available), and other documents filed by LipoScience, at the SEC's website, www.sec.gov. In addition, the preliminary proxy statement, definitive proxy statement (when available), and other relevant documents can also be obtained by investors and stockholders free of charge at LipoScience’s website, www.liposcience.com, or from LipoScience upon written request to its Corporate Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.

LabCorp, LipoScience and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of LipoScience in connection with the proposed acquisition. Information about LabCorp's directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 4, 2014. Information about LipoScience's directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 29, 2014. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the acquisition is included in the preliminary proxy statement on Schedule 14A filed by LipoScience on October 8, 2014.

Forward Looking Statements

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of LabCorp and LipoScience that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. These risks and uncertainties include, among others, the risk that LipoScience stockholder approval may not be obtained; competing offers may be made; changes may occur in either company’s businesses during the period between now and the anticipated closing; the transaction may not close within the expected timeframe or at all; the transaction may not achieve the anticipated strategic benefits; customers, suppliers, employees or strategic partners may have adverse reactions to the proposed transaction; and the integration of LipoScience into LabCorp’s business subsequent to the closing of the transaction may not be successful; as well as other factors detailed in LabCorp’s and LipoScience’s filings with the SEC, including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings, and LipoScience’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC filings.

LipoScience, Inc.

Investor/Media Contact: ICR

Bob Yedid, 646-277-1250

Company Information: www.liposcience.com

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